Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT
Dated as of November 22, 2022
among
L3HARRIS TECHNOLOGIES, INC.,
as the Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A., MIZUHO BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Co-Syndication Agents
CITIBANK, N.A. and THE BANK OF NOVA SCOTIA,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC., MIZUHO BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION and TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A. and THE BANK OF NOVA SCOTIA,
as Joint Lead Arrangers

|US-DOCS\136801578.7||

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SCHEDULES
2.01    Commitments
5.06    Litigation
10.02    Lending Offices, Addresses for Notices
EXHIBITS
A    Form of Term Loan Notice
B    [Intentionally Omitted]
C    Form of Assignment and Acceptance
D    Form of Compliance Certificate
E    [Intentionally Omitted]
F-1    Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-2    Form of U.S. Tax Compliance Certificate (For Foreign Person Participant Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-3    Form of U.S. Tax Compliance Certificate (For Foreign Person Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
F-4    Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Partnerships for U.S. Federal Income Tax Purposes)

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LOAN AGREEMENT
This LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2022, by and among L3HARRIS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders provide a $2,250,000,000 term loan facility in favor of the Borrower;
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested term loan facility in favor of the Borrower.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
Article I.
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition of (a) a controlling Equity Interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or a line or lines of business conducted by such Person.
“Adjusted Daily Simple SOFR” means, an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.
“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate Commitments” means, collectively, all Commitments of all Lenders at any time outstanding.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Ancillary Document” has the meaning set forth in Section 10.11.
“Anti-Corruption Laws” has the meaning set forth in Section 5.17.
“Anti-Money Laundering Laws” has the meaning set forth in Section 5.15.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Senior Debt Rating existing at such time:

Pricing Level	Senior Debt Ratings[1]	Applicable Rate for Term Benchmark Loans and RFR Loans	Applicable Rate for Base Rate Loans	Applicable Rate for Commitment Fee
I	≥ BBB+/Baa1/BBB+	1.125%	0.125%	0.090%
II	BBB/Baa2/BBB	1.250%	0.250%	0.110%
III	BBB-/Baa3/BBB-	1.375%	0.375%	0.150%
IV	BB+/Ba1/BB+	1.625%	0.625%	0.200%
V	≤ BB/Ba2/BB	1.875%	0.875%	0.250%

1 Without regard to ratings watch.
Initially, the Applicable Rate shall be set at Pricing Level II. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Senior Debt Rating shall be effective, in the case of either an upgrade or a downgrade, during the period commencing on the date of public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If none of Moody’s, S&P or Fitch has rated the Borrower, then the Applicable Rate shall be set at Pricing Level V.

“Approved Electronic Platform” has the meaning set forth in Section 9.14(a).
“Approved Fund” has the meaning set forth in Section 10.07(i).
“Arranger” means (i) each of JPMorgan Chase Bank, N.A., BofA Securities, Inc. Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and TD Securities (USA) LLC, in its capacity a joint lead arranger and joint bookrunner hereunder and (ii) each of Citibank, N.A. and The Bank of Nova Scotia, in its capacity as a joint lead arranger hereunder.
“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent from time to time.
“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of any remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income and cash flows for such fiscal year.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term

SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Adjusted Daily Simple SOFR or (ii) Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Adjusted Daily Simple SOFR or the Adjusted Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that if the Benchmark Replacement as determined pursuant to clause (1) or clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (i) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any date that is only a U.S. Government Securities Business Day and (ii) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Capital Lease” means any lease of any property, real or personal, by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP without giving effect to Accounting Standards Update No. 2016-02 issued by the Financial Accounting Standards Board (whether or not such lease exists as of the date hereof or is thereafter entered into) shall be accounted for as an operating lease and not a capital lease or finance lease for all purposes under this Agreement and the Loan Documents.
“Change in Law” means (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its applicable Lending Office) (or, for purposes of Section 3.04, by the Parent Company of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means, with respect to any Person, an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that such a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or a duly authorized committee of such board or governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. For purposes of determining a majority of the members of the board of directors or other equivalent governing body, vacant seats shall not be included.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
“Commitment” means a Term Loan Commitment.
“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or, solely for purposes of Section 412 and Section 430 of the Code, is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.14, including through an Approved Electronic Platform.
“Compensation Period” has the meaning set forth in Section 2.11(d)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Total Assets” means, at any time, the total consolidated assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the Borrower’s consolidated balance sheet as of the last day of the fiscal quarter ending on or before the date of determination, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.
“Consolidated Total Indebtedness” means, at any time, without duplication, the sum of (a) all amounts which would be included as Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such time, plus (b) the amount of Attributable Indebtedness of the Borrower and its Restricted Subsidiaries at such time.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.28.
“Credit Exposure” means, with respect to any Lender at any time (in its capacity as a Lender), the sum of the outstanding principal amount of such Lender’s Term Loans.
“Credit Extension” means a Borrowing.
“Credit Party” means the Administrative Agent or any other Lender.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all Capital Lease obligations of such Person and (c) all Synthetic Lease Obligations.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate applicable to Base Rate Loans plus 2% per annum, (b) with respect to Term Benchmark Loans, the Adjusted Term SOFR Rate plus the Applicable Rate applicable to Term Benchmark Loans plus 2% per annum, (c) with respect to RFR Loans, the Adjusted Daily Simple SOFR, plus the Applicable Rate applicable to RFR Loans plus 2% per annum, and (d) with respect to all other amounts, the interest rate then applicable hereunder to Base Rate Loans plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, at any time, subject to Section 3.10, (a) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent will be specifically identified in such writing, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (b) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent will be specifically identified in such writing or otherwise communicated to the Administrative Agent following such statement, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (c) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (d) any Lender (i) with respect to which a Lender Insolvency Event has occurred and is continuing or (ii) that has become subject of a Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.
“Disqualified Institution” means (a) competitors of the Borrower or its Subsidiaries, identified in writing by the Borrower to the Administrative Agent from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Borrower to the Administrative Agent prior to the date hereof and (c) Affiliates of the Persons identified pursuant to clauses (a) or (b) that are either clearly identifiable by name or identified in writing by the Borrower to the Administrative Agent from time to time.
“Dollar(s)” and the sign “$”, means lawful money of the United States of America.
“DQ List” has the meaning set forth in Section 10.07(k)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” has the meaning specified in Section 10.07(i).
“Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters (including, without limitation, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof)) as now or at any time hereafter in effect.
“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that equal or exceed its liabilities, the filing of a notice of intent to terminate under Section 4041(a)(2) of ERISA, if such Pension Plan’s or Multiemployer Plan’s liabilities exceed its assets as of the date of the filing of such notice, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC under Section 4042 of ERISA to terminate such Pension Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity that would cause a Material Adverse Effect.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified in Article VIII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient by or on account of any obligation of the Borrower hereunder:
(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its

Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,
(b)any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.15) or designates a new Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new Lending Office or (ii) are attributable to such Recipient’s failure to comply with Section 3.01(f), and
(c)any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of July 29, 2022, by and among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version if substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning set forth in Section 5.17 hereof.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means those certain fee and engagement letters dated on or about the date hereof, executed by the Arrangers set forth in clause (i) of the definition of “Arrangers” herein and accepted by the Borrower.
“Fitch” means Fitch Ratings Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0%.
“Foreign Person” means any Person that is not a U.S. Person.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.
“Government Contract” means any agreement or contract with or made at the request of any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, department, instrumentality, commission, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.
“Hedging Arrangements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hostile Acquisition” means (a) any transaction which is subject to Section 13(d) (other than an Investment Transaction) or Section 14(d) of the Securities Exchange Act of 1934, unless, prior to the time such transaction becomes subject to such Section 13(d) or 14(d), the board of directors or other governing body of the acquiree has adopted a resolution approving such transaction and approving any “change of control” with respect to such Person whereby the Borrower may acquire control of such Person, and (b) any purchase or attempt to purchase, any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction), or any attempt to engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest. For purposes of this definition, (x) a “change of control” means, for any Person, an Acquisition with respect to such Person and (y) an “Investment Transaction” means a transaction subject to Section 13(d), but not Section 16, of the Securities Exchange Act of 1934, provided that in connection with such a transaction, the Borrower or any applicable Subsidiary (as the case may be) has reported and at all times continues to report to the Securities and Exchange Commission that such transaction is undertaken for investment purposes only and not for any of the purposes specified in clauses 4(a) through (j), inclusive, of the special instructions for complying with Schedule 13D under the Securities Exchange Act of 1934.

“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05(a).
“Information” has the meaning set forth in Section 10.08.
“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in such Term Loan Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent

Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender-Related Person” has the meaning assigned to such term in Section 10.05(c).
“Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall a precautionary filing of a UCC financing statement in respect of an operating lease constitute a Lien.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.
“Loan Documents” means this Agreement, each Fee Letter, each Request for Credit Extension, each Compliance Certificate, any promissory notes issued pursuant to this Agreement and any and all other instruments, documents and agreements executed by the Borrower in connection with any of the foregoing.
“Margin Stock” has the meaning set forth in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its payment obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Lenders hereunder or thereunder.
“Material Subsidiary” means, at any time, any Restricted Subsidiary of the Borrower, the assets of which represent 10% or more of Consolidated Total Assets (or the equivalent thereof in another currency), based upon the most recent financial statements delivered to the Administrative Agent pursuant to Sections 6.01(a) and (b).
“Maturity Date” means (a) November 22, 2025; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day or (b) such earlier date upon which the Commitments are terminated in accordance with the terms hereof.
“Maximum Rate” has the meaning specified in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five calendar years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Specified Debt, (a) the cash proceeds received in respect of such Specified Debt, but only as and when received, net of (b) the sum of all fees, commissions, costs and other expenses incurred in connection with such Specified Debt (excluding amounts paid to Affiliates), including any legal, accounting and investment banking fees, underwriting discounts and fees, commissions, costs and other expenses incurred by the Borrower and/or its Subsidiaries in connection with the incurrence, issuance, offering or placement of such Specified Debt.
“Net Worth of Unrestricted Subsidiaries” means, as of any date, the portion of Total Shareholders’ Equity that relates to the shareholders’ equity of Unrestricted Subsidiaries as of such date determined in accordance with GAAP, but without reduction for the minority interests, if any, in any Subsidiaries thereof.
“Non-Consenting Lender” has the meaning specified in Section 10.15.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including, without limitation, all principal, interest (including any interest and fees accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed solely with respect to an assignment (other than an assignment made pursuant to Section 10.15).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Company” means, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(e).
“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
“Payment” has the meaning set forth in Section 9.15.
“Payment Notice” has the meaning set forth in Section 9.15.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Borrower or any Commonly

Controlled Entity or to which the Borrower or any Commonly Controlled Entity contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” means only those Liens permitted by subsections (a) through (y) of Section 7.01.
“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or other legally recognized entity or Governmental Authority.
“Plan” means, at a particular time, an employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, or would be deemed a “contributing sponsor” under Section 4069 of ERISA if such plan were terminated.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Properties” has the meaning set forth in Section 5.08.
“Pro Rata Share” means, with respect to any Lender, with respect to the Term Loans and Term Loan Commitments, (i) at any time prior to funding any of the Term Loans, a percentage equal to a fraction, the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Term Lenders, (ii) at any time after funding any of the Term Loans but while any Term Loan Commitments remain outstanding, a percentage equal to a fraction, the numerator of which is such Lender’s unused Term Loan Commitment plus such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate unused Term Loan Commitments of all Term Lenders plus the aggregate outstanding amount of the Term Loans of all Term Lenders, and (iii) at any time after the funding of all of the Term Loans and the termination of the Term Loan Commitments, a percentage equal to a fraction, the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.28.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting or (ii) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (iii) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Debt” means Debt incurred or borrowed by the Borrower and/or its Subsidiaries, to the extent the proceeds thereof have been escrowed, for the redemption, defeasement, satisfaction and discharge or repayment of any existing Debt of the Borrower or any of its Subsidiaries.
“Register” has the meaning set forth in Section 10.07(c).
“Regulation T” means Regulation T of the Board, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” means Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” means Regulation X of the Board, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” means Regulation Y of the Board, as the same may be in effect from time to time, and any successor regulations.
“Relevant Governmental Body” means, the Board and/or the NYFRB or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations promulgated under Section 4043 of ERISA.
“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Term Loans, a Term Loan Notice.
“Required Lenders” means, as of any date of determination, at least two Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and total unused Commitments at such time; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Credit Exposure shall be excluded for purposes of determining Required Lenders; provided further, that if there is only one Lender, only the consent of that Lender shall be required.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, a vice president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“RFR” means, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctions” means Laws administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury that prohibit or restrict transactions or dealings with designated Persons, countries or territories, and with respect to the Borrower organized outside of the United States, any relevant comparable Laws of the jurisdiction of the Borrower’s organization.
“Sanctioned Country” means a country, region or territory that is itself the subject of Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (a) a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a Person that is organized or resident in a Sanctioned Country, to the extent such Person is the target of Sanctions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securitization” means any agreement or arrangement providing for sales, transfers or conveyances to a special purpose Subsidiary or special purpose entity of accounts receivable, notes, chattel paper, other rights to payment and related property, whether or not for recourse and whether or not treated as a sale for purposes of FAS 140, but not including the sale or transfer of a single note or notes or receivable undertaken on an isolated, non-programmatic basis. For purposes hereof, the “applicable amount” of any Securitization at any time shall be equal to the greater of (a) the outstanding principal amount of any Debt at such time incurred by the Borrower or any Restricted Subsidiary pursuant to any such Securitization, or (b) the face amount or book value (whichever is greater) of any and all receivables, notes, chattel paper, other rights to payment and related property sold or transferred pursuant to such Securitization and outstanding at such time.

“Senior Debt Rating” means the senior debt rating assigned to the senior, unsecured long-term debt securities of the Borrower by either S&P, Moody’s or Fitch without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. At any time that such ratings are available from each of S&P, Moody’s and Fitch and there is a split among such ratings, then (a) if any two of such ratings are in the same level, such level shall apply or (b) if each of such ratings is in a different level, the level that is between the levels of the other two ratings agencies shall apply. At any time that ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such ratings, then the higher of such ratings shall apply, unless there is a split in ratings of more than one level, in which case the level that is one level higher than the lower rating shall apply. At any time that such rating is available from any one of S&P, Moody’s or Fitch then such rating shall be the Senior Debt Rating.
“Single Employer Plan” means any plan maintained for employees of the Borrower or any Commonly Controlled Entity that is subject to Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” and “Solvency” mean, with respect to the Borrower and its Subsidiaries (on a consolidated basis), (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Acquisition” means the acquisition of assets of Viasat, Inc., a Delaware corporation, or any subsidiary of Viasat, Inc., a Delaware corporation, by the Borrower, pursuant to that certain Asset Purchase Agreement, dated as of October 1, 2022, by and between Viasat, Inc., a Delaware corporation, and the Borrower.
“Specified Debt” means (i) any indebtedness in the form of publicly issued or privately placed debt securities issued in the capital markets (including hybrid securities and debt securities convertible into equity securities) pursuant to a public registered offering or Rule 144A or other private placement and (ii) any other indebtedness for borrowed money, in each case of the foregoing clauses (i) and (ii) issued and/or incurred on or after the Closing Date by the Borrower or any of its Subsidiaries, but

excluding (A) intercompany indebtedness among the Borrower and/or its Subsidiaries, (B) credit extensions or commitments under the Existing Credit Agreement (including pursuant to any increase in commitments under Section 2.15 thereof), (C) indebtedness (x) incurred in the ordinary course of business, including obligations in respect of Capital Leases, sale lease-back transactions, synthetic leases, and other real estate finance transactions, and purchase money and equipment financings, or pursuant to existing programs or commitments or agreements of the Borrower and its Subsidiaries, including deferred purchase price programs, assignment or financing of government and other accounts receivable, customer and supplier related financings and factoring arrangements or (y) assumed pursuant to the Specified Acquisition or any other acquisition or issued or placed to fund any acquisition, and any refinancing thereof (including, in the case of indebtedness assumed, outstanding indebtedness, whether or not convertible or exchangeable for any equity securities or other consideration, in existence at the time an entity becomes a Subsidiary of the Borrower as a result of the Specified Acquisition or any other acquisition), (D) renewals, replacements, extensions or refinancings of any of the foregoing, or any other indebtedness of the Borrower or any Subsidiary (so long as such Subsidiary was a Subsidiary as of the Closing Date) that mature prior to the date that is six months after the Maturity Date for substantially the same, or lesser, aggregate principal amount, (E) commercial paper issuances, (F) letters of credit and letter of credit facilities, (G) working capital facilities of foreign Subsidiaries, and (H) other indebtedness in an aggregate principal amount of up to $500,000,000.
“Specified Floating Rate Notes” means the Borrower’s $250,000,000 Floating Rate Notes due 2023 issued under the indenture dated as of September 3, 2003 between the Borrower and The Bank of New York Mellon Trust Company, N.A.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supported QFC” has the meaning assigned to it in Section 10.28.
“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended; (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property and (c) upon the insolvency or bankruptcy of such lessee, would be characterized as the indebtedness of such lessee.
“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.
“Term Loan Availability Period” means the period from and including the Closing Date and ending on the earlier of (i) June 30, 2023 and (ii) the date of termination of all of the Commitments.
“Term Loan Borrowing” means a borrowing consisting of one or more simultaneous Term Loans.
“Term Loan Commitment”, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
“Term Loan Notice” means (a) a notice of a Term Loan Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Term Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Threshold Amount” means $200,000,000.
“Total Capital” means, at any date, the sum of (a) Consolidated Total Indebtedness as of such date, plus (b) Total Shareholders’ Equity as of the last day of the most recently ended fiscal quarter for which the Borrower has or is required hereunder to have delivered its financial statements; provided that the foregoing shall give effect on a pro forma basis to any acquisition or disposition which has been consummated subsequent thereto.

“Total Shareholders’ Equity” means, as of any date, the total shareholders’ equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority interest in Subsidiaries that are not wholly owned by the Borrower and excluding all Equity Interest in the Unrestricted Subsidiaries.
“Trade Date” has the meaning set forth in Section 10.07(k)(i).
“Trading with the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated in writing to the Administrative Agent after the Closing Date as an “Unrestricted Subsidiary” in accordance with Section 10.25.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.28.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f)(ii).
“Withholding Agent” means the Borrower or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions. With reference to this Agreement and any other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.
(iii) The term “including” is by way of example and not limitation.
(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in electronic or physical form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Section 825 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein and (y) without giving effect to any treatment of indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capital Lease.
1.04Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; (c) references to any Person shall be construed to include such Person’s successors and permitted assigns; and (d) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
1.06[Intentionally Omitted].
1.07Interest Rates. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.08Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Article II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally and not jointly agrees to make Term Loans to the Borrower in Dollars in up to two (2) separate draws from time to time during the Term Loan Availability Period in an aggregate principal amount not to exceed at any time outstanding such Lender’s Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow under this Section 2.01 and prepay under Section 2.04. Subject to Section 3.03, Term Loans may only be Base Rate Loans or Term Benchmark Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
2.02 Borrowings, Conversions and Continuations of Term Loans.
(a)Each Term Loan Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term Loans as the same Type shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent (via a written Term Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower). Each such notice must be received by the Administrative Agent not later than (x) 11:00 a.m., New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any conversion of Term Benchmark Loans to Base Rate Loans or (y) 1:00 p.m., New York time, on the requested date of each Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, an aggregate principal amount equal to the remaining balance of the available applicable Commitments). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, an aggregate amount equal to the remaining balance of the available Commitments).
(b)Each Term Loan Notice shall specify
(i)whether the Borrower is requesting a new Borrowing, a conversion of existing Term Loans from one Type to the other, or the continuation of Term Benchmark Loans for an additional Interest Period;

(ii)the principal of the Term Loans to be borrowed, converted or continued;
(iii)the Type of Term Loans to be borrowed or as to which existing Term Loans are to be converted, and if applicable the Term Loan from which the requested Term Loan will be converted or continued;
(iv)the requested date of such Borrowing, conversion or continuation, which shall be a Business Day;
(v)if the Borrower is requesting a new Borrowing, the location and number of the bank account of the Borrower to which funds are to be disbursed;
(vi)whether such Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing; and
(vii)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If the Borrower fails to specify a Type of Term Loan in a Term Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Term Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(c)Following receipt of a Term Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., New York time, on the Business Day specified in the applicable Term Loan Notice. Each Lender may, at its option, make any Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall, by no later than 3:00 p.m., New York time, make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMorgan Chase Bank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.
(d)Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of the Interest Period for such Term Benchmark Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders, and the Required Lenders may

demand that any or all of the then outstanding Term Benchmark Loans be converted to Base Rate Loans at the end of the respective Interest Periods related to such Loans.
(e)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Loan upon determination of such interest rate.
(f)After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than twelve (12) Term Benchmark Borrowings outstanding.
(g)Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans if the Interest Period requested with respect thereto would end after the Maturity Date or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
2.03 [Intentionally Omitted].
2.04 Prepayments.
(a)Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m., New York time, three Business Days prior to any date of prepayment of any Term Benchmark Loans, (B) not later than 11:00 a.m., New York time, five U.S. Government Securities Business Days prior to any date of prepayment of any RFR Loans, and (C) not later than 9:00 a.m., New York time, on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term Benchmark Loans or RFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or the remaining outstanding amount of such Loan); (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the remaining outstanding amount of such Loan), or, in the case of (ii) and (iii), if a lesser amount, the remaining principal amount of the applicable Loans in any outstanding Borrowing. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Term Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.
(b)Mandatory Prepayments. In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries from the incurrence of any Specified Debt, the Borrower shall, within five (5) Business Days after such Net Cash Proceeds are received by the Borrower or any of its Subsidiaries, apply 100% of such Net Cash Proceeds to prepay all outstanding Term Loans ratably and, it is understood and agreed that, to the extent any excess Net Cash Proceeds remain after any such prepayment of the outstanding Term Loans, there shall be an immediate, automatic, irrevocable and permanent ratable reduction of the Term Loan Commitments on a dollar-for-

dollar basis in an amount equal to the amount of such excess Net Cash Proceeds. The Borrower shall provide prior written notice to the Administrative Agent regarding (x) each mandatory prepayment at the same time and day as would be required in respect of an optional prepayment made pursuant to Section 2.04(a) and (y) each commitment reduction at the same time and day as would be required in respect of a commitment reduction made pursuant to Section 2.05(b).
2.05 Optional Reduction or Termination of Commitments.
(a)Unless previously terminated in accordance with the terms of this Agreement, the Term Loan Commitments shall terminate on the earliest of (x) funding of all of the Term Loans hereunder and (y) 3:00 p.m. (New York City time) on the date on which the Term Loan Availability Period expires. Concurrently with any Term Lender making any Term Loan, such Term Lender’s Term Loan Commitment will be reduced in an amount equal to the amount of such Term Loan.
(b)The Borrower may, at any time and from time to time upon notice to the Administrative Agent, terminate or permanently reduce the Commitments; provided that (a) the Borrower shall not be obligated to pay any amount as a penalty in connection with any such reduction or termination of the Commitments, except as required by Section 3.05 due to any repayment of Loans arising from such reduction or termination, (b) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, three Business Days prior to the date of termination or reduction, and (c) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction.
(c)The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Commitments. Once reduced or terminated in accordance with this Section 2.05, the Commitments may not be increased. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination. The Commitment of a Lender may also be terminated under the provisions of Section 10.15.
2.06 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all of its Term Loans then outstanding.
2.07 Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Rate for Term Benchmark Loans; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable Adjusted Daily Simple SOFR plus the Applicable Rate for RFR Loans; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
(b)If any Event of Default exists under clause (a) of Article VIII or after acceleration, the Borrower shall, and for all other Events of Default shall at the option of the Required

Lenders, pay interest on the principal amount of all of its outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate applicable thereto to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08 Fees.
(a)Commitment Fee. The Borrower shall pay in Dollars to the Administrative Agent for the account of each Term Lender in accordance with its Pro Rata Share of all Term Loan Commitments, an unused commitment fee, which shall accrue during the period commencing on January 17, 2023 and ending on the date of the expiration of the Term Loan Availability Period at the Applicable Rate set forth under the column “Applicable Rate for Commitment Fee” multiplied by the actual daily amount of the unused Term Loan Commitment of such Term Lender during such period. Accrued commitment fees shall be payable quarterly in arrears on the fifteenth day following the last Business Day of each March, June, September and December, commencing on March 31, 2023, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
(b)Fee Letter. The Borrower shall pay in Dollars to the Arrangers the fees set forth in the applicable Fee Letter, for its own account in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
(c)Lenders’ Upfront Fee. On the Closing Date, the Borrower shall pay in Dollars to the Administrative Agent, for the account of the Lenders, the upfront fees previously agreed upon by the Borrower, the Lenders and the Administrative Agent as set forth in the Fee Letter. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.
(d)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Commitment during such period pursuant to subsection (a) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees). The pro rata payment provisions of Section 2.12 shall automatically be deemed adjusted to reflect the provisions of this subsection.
2.09 Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate only at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
2.10 Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Credit Exposure. The accounts and records maintained by the Administrative Agent shall be treated as part of the Register. In the event of any inconsistency between the Register and any Lender’s records, the records as in the Register shall govern.
(b)This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” loan agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note for each Commitment of such Lender payable to such Lender and its registered assigns and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
2.11 Payments Generally.
(a)All payments to be made by the Borrower shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the Administrative Agent’s fees and reimbursable expenses (including Attorney Costs and amounts payable under Article III) then due and payable pursuant to any of the Loan Documents; (ii) second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; (iii) third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and (iv) fourth, to the payment of principal of the Loans then due hereunder.
(d)Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the NYFRB Rate; and
(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount within two Business Days after the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
(e)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)The obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Term Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan.
(g)Subject to Section 3.09, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Term Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Article III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a)For purposes of this Section 3.01, the term “applicable law” includes FATCA.
(b)Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)In addition, without limiting the provisions of subsection (b) of this Section but without duplication, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, including without limitation, Florida documentary stamp tax in respect of any promissory note provided to a requesting Lender pursuant to Section 2.10(b).
(d)The Borrower shall, without duplication, jointly and severally indemnify each Recipient, within thirty (30) Business Days after written demand therefor, for the full amount of any (i) Indemnified Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the event that such Indemnified Taxes referred to in clause (i) shall exceed $100,000, the Recipient subject to such Indemnified Taxes shall (x) notify the Borrower of such imposition or assertion and (y) the Borrower, solely at its own expense, may cause such Recipient to contest the imposition or assertion of such Indemnified Taxes as to which there exists no reasonable basis. The respective Borrower shall fully indemnify such Recipient for all costs (including any liabilities, penalties, interest and expenses) incurred by such Recipient in connection with any such contest. Nothing contained in this subsection (A) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to disclose to the Borrower any of its tax records or materials relating thereto, (B) shall interfere with the right of the Administrative Agent or any Lender (or any of their respective Affiliates) to arrange its taxation and financial affairs in whatever manner it deems appropriate, (C) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to claim relief from taxation on its corporate profits or, subject to clause (y) above, to claim any credits, deductions or other relief otherwise available to it with respect to its tax affairs, or (D) obligates such Lender or Administrative Agent, in its reasonable determination, to take any action that would subject it to any material unreimbursed cost or expense or materially prejudice its legal or commercial position. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent), setting forth in reasonable detail the nature and amount of such Indemnified Taxes, shall be conclusive, absent manifest error.
(e)As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Tax Forms.
(i)Any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed copies of IRS Form W-9 certifying, to the extent such Recipient is legally entitled to do so, that such Recipient is exempt from U.S. federal backup withholding tax.

(ii)Any Recipient that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Recipient becomes a Recipient under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)if such Recipient is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)duly completed and executed copies of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Recipient are effectively connected with such Recipient’s conduct of a trade or business in the United States;
(C)if such Recipient is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, together with a certificate, substantially in the form of Exhibit F-1 (a “U.S. Tax Compliance Certificate”) upon which such Recipient certifies that (1) such Recipient is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) such Recipient is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, (3) such Recipient is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Recipient; or

(D)if such Recipient is not the beneficial owner of any amount payable to such Recipient pursuant to any Loan Document, duly completed and executed copies of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-2 or Exhibit F-3, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.
(iii)Each Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law or form instructions to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iv)Each Recipient agrees that if any form or certification it previously delivered under this Section 3.01 expires or becomes obsolete or inaccurate in any respect and such Recipient is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.
(g)If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Recipient has complied with such Recipient’s obligations under FATCA, and (if applicable) to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
3.02 Illegality. If any Change in Law shall, after the date hereof, make it unlawful, or if any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans or RFR Loans, or if any such circumstance materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue affected Loans or to convert Base Rate Loans to affected Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) convert all Term Benchmark Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Tern Benchmark Loans or (ii) convert all RFR Loans of such Lender to Base Rate Loans, either on the next Interest Payment Date therefor, if such Lender may lawfully continue to maintain such RFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such RFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03 Inability to Determine Rates.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Term Loan Notice in accordance with the terms of Section 2.02, any Term Loan Notice that requests the conversion of any Term Loan Borrowing to, or continuation of any Term Loan Borrowing as, a Term Benchmark Borrowing and any Term Loan Notice that requests a Term Benchmark Term Loan Borrowing shall instead be deemed to be a Term Loan Notice for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Term Loan Notice in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above, on such day.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

3.04 Increased Cost and Reduced Return; Capital Adequacy Reserves on Loans.
(a)If any Lender determines that as a result of a Change in Law there shall be any increase in the cost to such Lender of agreeing to make or making, funding, converting, continuing into or maintaining Loans, a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes (as to which Section 3.01 shall govern), (ii) Excluded Taxes, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s Parent Company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered with respect to its Obligations.
(c)The Borrower shall pay to each Lender, as long as such Lender shall be required pursuant to regulations issued by any central bank, monetary authority, the Board, the European Central Bank or any other Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined to maintain reserves (including, without limitation, any emergency, supplemental, special or other marginal reserves) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional costs on the unpaid principal amount of each Loan to the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
3.05 Funding Losses.
(a)With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05 and is revoked in accordance therewith or otherwise) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.06(b) or 10.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05 and is revoked in accordance therewith or otherwise) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 3.06(b) or 10.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
3.06 Matters Applicable to all Requests for Compensation.
(a)A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for computing the additional amount or amounts to be paid to it hereunder shall be provided to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)Upon any Lender’s making a claim for compensation under Section 3.01, 3.04 or 3.07, the Borrower may remove or replace such Lender in accordance with Section 10.15.
3.07 Additional Interest Costs.
(a)Additional Interest. If and so long as any Lender is required to comply with reserve asset ratios, liquidity, cash margin or other requirements of any monetary or other authority in respect of any of such Lender’s Loans in any currency other than Dollars, such Lender may require the Borrower to pay contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
(b)Determination of Amounts Due. Any additional interest owed pursuant to subsection (a) above shall be determined by the relevant Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.07 after consideration of such factors as such Lender then reasonably determines to be relevant), and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
(c)Limitation on Amounts Due. Subject to Section 3.09(b), failure or delay on the part of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.
3.08 Survival. All of the Borrower’s obligations (and each Lenders’ and the Administrative Agent’s obligation of notice) under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.
3.09 Change in Lending Office; Limitation on Increased Costs.
(a)Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.01, 3.02, 3.04 or 3.07 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided that nothing in this Section 3.09 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in such Sections.
(b)Notwithstanding Section 3.04, Section 3.06 or Section 3.07, the Borrower shall only be obligated to compensate the Lenders for amounts arising under Section 3.04, Section 3.06 or Section 3.07 to the extent such amounts arose during (i) any time or period commencing not more than 120 days prior to the date on which such Lender notifies the Administrative Agent and the Borrower that such Lender proposes to demand compensation under Section 3.04, Section 3.06 or Section 3.07 and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.
3.10 Defaulting Lenders. Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Maturity Date (or such earlier date as the Borrower and the Administrative Agent agree in writing in their discretion that such Lender has ceased to be a Defaulting Lender) at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, to the payment of principal then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; fifth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Article IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions to Closing Date. The Lenders’ Commitments shall not become effective hereunder unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 10.01):
(a)Unless waived by all the Lenders (or by the Administrative Agent), the Administrative Agent’s receipt of the following, unless otherwise specified, each properly executed by a Responsible Officer of the Borrower (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement, signed on behalf of each party hereto or written evidence (which, subject to Section 10.11, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) that each party hereto has signed a counterpart of this Agreement;
(ii)certified copies of resolutions or other action of the Board of Directors of the Borrower, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of the Borrower establishing the identities of and verifying the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
(iii)evidence verifying that the Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation;
(iv)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has had or would reasonably be expected to have a Material Adverse Effect; and (C) the current Senior Debt Ratings;
(v)an opinion of counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;
(vi)[reserved];
(vii)a duly executed Request for Credit Extension for any Credit Extension to be made on the Closing Date, if applicable;
(viii)a duly executed funds disbursement agreement, if applicable;

(ix)(A) at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 15 business days prior to the Closing Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 15 business days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ix) shall be deemed to be satisfied); and
(x)evidence reasonably satisfactory to the Administrative Agent that arrangements have been made by the Borrower or its counsel for the payment of the Florida documentary stamp tax in respect of each promissory note provided to a requesting Lender pursuant to Section 2.10(b) on or about the Closing Date.
(b)Any fees required to be paid on or before the Closing Date in connection herewith shall have been paid.
(c)Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimates of Attorney Costs incurred or to be incurred by each of them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of Section 4.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Term Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Term Loans as the same Type) is subject to the following conditions precedent:
(a)The representations and warranties of the Borrower contained in Article V (but excluding the representation set forth in Section 5.05(b)) shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
(c)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)Solely with respect to the funding of Term Loans to be used to finance the Specified Acquisition, the Administrative Agent shall have received a certificate, dated the date of the funding of such Term Loans and signed by a Responsible Officer of the Borrower, certifying that the Specified Acquisition will, substantially concurrently with the funding of such Term Loans hereunder, be consummated pursuant to the acquisition agreement governing the terms and conditions of the Specified Acquisition.
(e)Solely with respect to the funding of Term Loans to be used to repay all amounts owing in respect of the Specified Floating Rate Notes, the Administrative Agent shall have received a certificate, dated the date of the funding of such Term Loans and signed by a Responsible Officer of the Borrower, certifying that the Specified Floating Rate Notes will, substantially concurrently with the funding of such Term Loans hereunder, be repaid in accordance with the indenture and related documents governing the terms and conditions of the Specified Floating Rate Notes.
Each Request for Credit Extension (other than a Term Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Term Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01 Existence, Qualification. The Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and the Company has active status under the Laws of the State of Florida.
5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document (a) are within its corporate or analogous powers, (b) have been duly authorized by all necessary corporate or analogous action, and (c) do not contravene (i) the Borrower’s Organization Documents, (ii) any applicable Laws or (iii) any material contractual restriction binding on or affecting the Borrower, except for each of clauses (ii) and (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.03 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by the Borrower of any Loan Document.
5.04 Binding Effect. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its respective terms except that such enforcement may be limited by applicable Debtor Relief Laws.

5.05 Financial Statements; No Material Adverse Change.
(a)The Audited Financial Statements, copies of which have been furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of December 31, 2021 and the results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.
(b)Since the date of the Audited Financial Statements, there has been no change in such conditions or operations that would reasonably be expected to have a Material Adverse Effect.
5.06 Litigation. Except as set forth on Schedule 5.06, on the date of this Agreement there is no pending or, to the Borrower’s knowledge, threatened action, investigation or proceeding affecting the Borrower or any Restricted Subsidiaries before any court, Governmental Authority or arbitrator which if adversely determined would reasonably be expected to have a Material Adverse Effect.
5.07 ERISA Compliance. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has, during this five-year period, complied in all material respects with the applicable provisions of ERISA and the Code. There is no outstanding Lien under ERISA or the Code with respect to any Single Employer Plan. The ratio of the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund the Plan as determined by the Plan's actuary) to the value of the assets of such Plan allocable to such accrued benefits is not higher than such ratio as of the last annual valuation date prior to the date on which this representation is made or deemed made. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan with respect to which there is an outstanding liability, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvency. Notwithstanding the foregoing, none of the events, acts or failures to act described in this Section 5.07 shall be deemed to result in a breach of a representation or warranty unless it would reasonably be expected to have a Material Adverse Effect.
5.08 Real Property. To the Borrower’s knowledge, each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 5.08 is true and correct with respect to each parcel or real property owned or operated by the Borrower and the Restricted Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:
(a)The Properties do not contain, and have not previously contained, in, on, or under such Properties, including without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.
(b)The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination in violation of any Environmental Law which would interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof other than Hazardous Materials found in properties of similar age and type (e.g. the potential for asbestos containing material or lead paint present in compliance with Environmental Laws).

(c)Neither the Borrower nor any of the Restricted Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivery to the Borrower or any of the Restricted Subsidiaries of any such notice.
(d)Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location, in either case, in a manner that violates any Environmental Law.
(e)There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of the Restricted Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Properties.
5.09 Margin Regulations; Investment Company Act.
(a)The Borrower is not generally engaged in the business of extending credit or in the business of purchasing or carrying Margin Stock, and the Borrowings hereunder will not be used for the purpose of carrying Margin Stock in a manner which (i) would violate or result in a violation of Regulations T, U or X, or (ii) would constitute a Hostile Acquisition involving Margin Stock.
(b)None of the Borrower, any Person controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.10 [Intentionally Omitted].
5.11 Taxes. The Borrower and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those the failure to so file or pay would not in the aggregate have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those required, levied or imposed by foreign governments if, in the opinion of the chief executive officer of the Borrower, the filing or payment thereof shall no longer be advantageous to the Borrower or the Restricted Subsidiaries in the conduct of their business and the failure to so file or pay would not in the aggregate have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.
5.12 Intellectual Property; License, Etc. The Borrower and the Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to its business, and, except as set forth on Schedule 5.06, the use thereof by the Borrower and the Restricted Subsidiaries does not infringe on the rights of any other Person, except in each case where a failure to have such rights or such infringement would not have a Material Adverse Effect.
5.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document when made contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. This representation does not apply to estimates or projections of future performance, which the Borrower represents were or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
5.14 Solvency. Immediately following the making of each Borrowing and after giving effect to the application of the proceeds of such Borrowing, the Borrower and its Subsidiaries (on a consolidated basis) will be Solvent.
5.15 Anti-Money Laundering Laws/Patriot Act. The Borrower and its Subsidiaries (a) have conducted and will continue to conduct their business operations in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, the Patriot Act, and the applicable anti-money laundering statutes, rules and regulations of jurisdictions where the Borrower or its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”); (b) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws; and (c) will not, directly or, to its knowledge after due inquiry, indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation of the Anti-Money Laundering Laws.
5.16 Sanctions. None of the Borrower nor any of its Subsidiaries (a) is a Sanctioned Person, (b) is a Person 50 percent or more owned by or otherwise controlled by one or more Sanctioned Persons, (c) has an officer, director or employee that is a Sanctioned Person, or (d) is located, organized or knowingly doing business in any Sanctioned Country in violation of any Sanctions. No part of the proceeds of any Credit Extensions hereunder will be used directly by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, indirectly (i) to fund any operations, or finance any activities, by any of the Borrower or any of its Subsidiaries in a Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (ii) to finance any investment, or make any payments, by any of the Borrower or any of its Subsidiaries to a Sanctioned Person, a Person owned or controlled by one or more Sanctioned Persons, or a Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions.
5.17 FCPA. The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, any agent of, and acting on behalf of, the Borrower and its Subsidiaries, (a) have conducted (other than as set forth in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2021) and will continue to conduct their businesses operations in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”) and (b) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Credit Extensions or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person or entity in violation of the Anti-Corruption Laws.
5.18 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

Article VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied the Borrower shall, unless the Required Lenders shall otherwise consent in writing:
6.01 Reporting Requirements.
Deliver to the Administrative Agent (with sufficient copies for distribution to each Lender):
(a)within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP, Deloitte & Touche USA LLP, PricewaterhouseCoopers LLP, KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any going concern qualification (other than any qualification or exception solely as a result of an upcoming maturity date under the credit facility evidenced by this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered);
(b)within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income for such fiscal quarter and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter or portion of the Borrower’s fiscal year then ended of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)promptly after the sending or filing thereof, copies of all material reports which the Borrower sends to its stockholders generally, and copies of all reports and registration statements which the Borrower or any Restricted Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided that the Borrower shall not be required to furnish copies of registration statements filed on Form S-8, Form 144 or Forms 3, 4 or 5, or exhibits to the reports and registration statements referred to in this subsection (c);
(d)promptly subsequent to the rendering thereof and, upon a Responsible Officer becoming aware thereof, notice of the rendering against the Borrower or any Restricted Subsidiary of any final judgment or order for the payment of money in excess of the Threshold Amount (or its equivalent in another applicable currency), together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;

(e)promptly, notice of any Event of Default or any Default hereunder, together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;
(f)promptly, notice of the occurrence of any ERISA Event that has resulted in or would reasonably be expected to result in a Material Adverse Effect; together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;
(g)promptly, of any announcement by Moody’s, S&P or Fitch of any downgrade or possible downgrade in a Senior Debt Rating;
(h)such other readily available information respecting the conditions or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request and subject to restrictions imposed by applicable security clearance regulations, confidentiality provisions and attorney client privilege, provided, however, that the Borrower shall only be required to use their commercially reasonable efforts with respect to requests for information regarding Unrestricted Subsidiaries;
(i)promptly following any request therefor, (information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and
(j)promptly, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Reports required to be delivered pursuant to Sections 6.01(a), (b) or (c) shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (x) the Borrower shall deliver paper copies of such reports to the Administrative Agent upon request or to any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Borrower shall, on or before the required delivery date, notify by facsimile or electronic mail (unless requested by such Person to provide paper copies of any such notice) the Administrative Agent and each Lender of the posting of any such reports. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.
6.02 Corporate Existence. Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification as a foreign corporation and good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.
6.03 Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders where the failure to so comply would have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent otherwise permitted by Section 6.08.
6.04 Certificates. Furnish to the Administrative Agent (in sufficient copies for distribution to each Lender), promptly following the filing of the financial statements referred to in Section 6.01(a) and (b), but in no case later than the deadlines set for the delivery of the applicable financial statements in those subsections, a Compliance Certificate signed by a Responsible Officer (a) stating that, to such Responsible Officer’s knowledge, the Borrower during such period have in all material respects observed or performed all of their covenants and other agreements and satisfied every condition contained in this Agreement and in each other Loan Document to be observed, performed or satisfied by them, and that such Responsible Officer has obtained no knowledge of any Event of Default except as specified in such certificate, and (b) showing in reasonable detail the calculation supporting such statement in respect of Sections 7.01(y) and 7.05.
6.05 Covenant to Secure Obligations Equally. Without affecting the obligations of the Borrower under Section 7.01, if the Borrower or any Restricted Subsidiary shall create, assume, incur or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless written consent to the creation or assumption thereof shall have been obtained from the Required Lenders pursuant to Section 10.01), then the Borrower shall make or cause to be made effective provisions whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Debt or other obligations thereby secured, and such security shall be created and conveyed by documentation satisfactory in scope, form and substance to the Administrative Agent and shall continue in full force and effect until the same is released by the Lenders, for as long as the Debt or other obligations are secured thereby and in any case the Obligations shall have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable lien on such property or assets equally and ratably securing the Obligations.
6.06 Maintenance of Properties. Maintain all of its property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, and cause the Restricted Subsidiaries to do so, except where the failure to maintain, make such repairs, renewals, replacements, betterments or improvements would not, in the aggregate, have a Material Adverse Effect and for asset dispositions, transfers or sales not prohibited by Section 7.02.
6.07 Maintenance of Insurance. Keep, and cause each of the Restricted Subsidiaries to keep, in all material respects, all of its insurable properties insured (after giving effect to any self insurance) against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance to be in such form, in such amount and against such other risks and hazards as are customarily maintained (including risk retention) by other Persons operating similar businesses and having similar properties in the same general areas in which the Borrower and the Restricted Subsidiaries own property.
6.08 Taxes and Other Claims. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, and (b) all known lawful claims which, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim the failure to so pay or discharge would not in the aggregate have a Material Adverse Effect or which is being contested in good faith and by proper proceedings and for which adequate reserves, if any, have been provided in accordance with GAAP.

6.09 Environmental Laws.
(a)Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registration or permits required by Environmental Laws, and cause each of the Restricted Subsidiaries to do so, except to the extent that failure to do so would not be reasonably expected to have a Material Adverse Effect;
(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, and cause each of the Restricted Subsidiaries to do so except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings or the failure to so comply would not be reasonably expected to have a Material Adverse Effect; and
(c)Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any actual and direct claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Borrower or any of the Restricted Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any such indemnitee; provided that the indemnification provided for by this paragraph shall survive the repayment of the Obligations and the termination of the Commitments for a period of five years.
6.10 Books and Records. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, containing complete and accurate entries in all material respects of all their respective financial and business transactions.
6.11 Compliance with ERISA. Do, and cause each of its Commonly Controlled Entities to do, each of the following: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Single Employer Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
6.12 Visitation, Inspection, Etc. Permit and cause each of its Material Subsidiaries to permit (a) any representative of the Administrative Agent at the expense of the Administrative Agent, as the case may be unless an Event of Default has occurred and is continuing, to visit and inspect its properties, to examine its financial books and records and to make copies and take extracts therefrom all at such reasonable times and as often as the Administrative Agent or the Required Lenders may reasonably request after reasonable prior notice to the Borrower, and (b) permit any representative of the Administrative Agent to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to permit more than one such visit and inspection in the aggregate in any 12 month period. Notwithstanding anything to the contrary contained in this Section 6.12, the right of visitation and inspection shall be subject to reasonable limitations for security related precautions and subject to the confidentiality provisions contained in Section 10.08.
6.13 Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws. Maintain and enforce policies and procedures with respect to itself and its Subsidiaries reasonably designed to ensure compliance with applicable Sanctions, export controls, Anti-Corruption Laws and Anti-Money Laundering Laws.
Article VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied the Borrower shall not, without the written consent of the Required Lenders:
7.01 Liens. Create, assume, incur or permit to exist, or allow any Restricted Subsidiary to create, assume, incur or permit to exist, except by a Restricted Subsidiary in favor of the Borrower or another wholly-owned Restricted Subsidiary, any Lien on any of its property or assets or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, or assigned, except:
(a)Liens incurred (x) in connection with the “Cash Collateralization” of any “L/C Exposure” (in each case under (and as defined in) the Existing Credit Agreement) or (y) to secure the Obligations in compliance with Section 6.05;
(b)Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or which would not be reasonably be expected to have a Material Adverse Effect;
(c)Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by Law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operations of the business of the Borrower or any Restricted Subsidiary or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(d)Liens existing prior to the time of acquisition (other than Liens created, assumed or incurred in anticipation of acquisition) upon any property acquired by the Borrower or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of the Borrower or a Restricted Subsidiary (other than a Person or Persons that becomes a Restricted Subsidiary or Restricted Subsidiaries as a result of such acquisition);
(e)any Lien placed upon property hereafter acquired by the Borrower or any Restricted Subsidiary or placed upon any equipment, land, buildings, or other properties purchased or constructed which secures Debt incurred for its purchase or construction; provided that (i) such Lien shall cover only hereafter acquired property or property on which construction occurs, and (ii) any such Lien shall be created within 270 days of the acquisition of, or completion of construction on, such property;
(f)Liens (other than any Lien imposed pursuant to Sections 303 or 4068 of ERISA or Section 430 of the Code) arising by reason of deposits with, or the giving of any form of security to, any Governmental Authority or any body created or approved by Law, which is required by Law as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Borrower or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by Law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;
(g)judgment liens securing judgments, none of which individually exceed the Threshold Amount;
(h)easements or similar encumbrances, the existence of which does not materially impair the use or value of the property subject thereto for the purposes for which it is held or was acquired;
(i)lessors’ and landlords’ Liens on fixtures and movable property (other than computer equipment) located on premises leased in the ordinary course of business, so long as the rent secured by said fixtures and movable property is not in default, and any deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(j)Liens consisting of leases (whether “true” leases or capitalized leases) of computer or other office equipment entered into in the ordinary course of business;
(k)Liens, pledges or deposits made in connection with Government Contracts insofar as such Liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, the Borrower or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any Governmental Authority thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or Liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purposes of the performance of such Government Contracts; or the assignment or pledge to any Person, to the extent permitted by Law, of the right, title and interest of the Borrower or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such Person for funds or other property supplied, constructed or installed for or in connection with the performance by the Borrower or such Restricted Subsidiary of its obligations under such Government Contract;
(l)any mortgage or other Lien in favor of the United States of America or any State thereof, or political subdivision of the United States of America or any State thereof, or any department, agency or instrumentality of the United States of America or any State thereof, or any such political subdivision, to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other Lien; provided, that (i) any such Lien shall cover only such acquired property or property on which construction of improvements occurs, and (ii) any such Lien shall be created within 270 days of the acquisition of or construction or improvement on such property;
(m)any Lien securing Debt of a Restricted Subsidiary (i) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Restricted Subsidiary or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, that any such Lien referred to in clauses (i), (ii) and (iii) was not created in the contemplation of any of the foregoing, and any such Lien secures only those obligations which it secures on the date that such Person becomes a Restricted Subsidiary or the date of such merger or the date of such acquisition;
(n)any Lien created in connection with the refinancing, renewal or extension of any obligations, Debt or claims secured by a Lien of the type described in subsections (d), (e), (f), (g), (l) and (m) above which is limited to the same property; provided that the aggregate amount of the Debt or claims secured by such refinancing, renewal or extension Lien does not exceed the aggregate amount thereof secured by the Lien so refinanced, renewed or extended and outstanding at the time of such refinancing, renewal or extension;
(o)Liens on accounts receivable, notes, chattel paper and related property subject to a Securitization, provided that the applicable amount of any and all such Securitizations at any time outstanding, shall not at any time exceed the amount of $750,000,000;
(p)[reserved];
(q)Liens on manufacturing real estate facilities in Anaheim, California and Sylmar, California in favor of BA Leasing BSC, LLC;
(r)Liens in connection with the deposit of cash or cash equivalents from the proceeds of any Refinancing Debt;
(s) any licenses, covenants not to sue or other rights granted to third parties under patents, trademarks, service marks, trade names, copyrights or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(t)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(u)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;
(w)Liens securing Hedging Arrangements incurred in the ordinary course of business to hedge or mitigate risks;
(x)Liens securing insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums; and
(y)any other Liens (other than Liens set forth in subsections (a) through (x)) securing obligations in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Total Assets.
7.02 Merger, Consolidation and Sale of Assets.
(a)Merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Material Subsidiaries (or any group of the Restricted Subsidiaries which taken as a whole would constitute a Material Subsidiary) to do so, except that (i) any such Restricted Subsidiary may merge into or consolidate with or transfer assets to the Borrower or any other Restricted Subsidiary or (ii) any other such Restricted Subsidiary and the Borrower may merge with any other Person provided in each case that, immediately thereafter and giving effect thereto, no event shall have occurred and be continuing which constitutes a Default or an Event of Default and, in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.
(b)Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person.
7.03 [Reserved].
7.04 Use of Proceeds. Use, or allow any Restricted Subsidiary to use, directly or indirectly, the proceeds of any Loan for purposes of undertaking or accomplishing a Hostile Acquisition, or for any purpose in contravention of applicable Laws. It is further understood and agreed that, notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any Subsidiary will use the proceeds of any Loan for any purposes other than (i) to finance the Specified Acquisition, (ii) to repay all amounts owing in respect of the Specified Floating Rate Notes, (iii) to pay the fees, costs and expenses incurred in connection with any of the foregoing items described in the foregoing clauses (i) and (ii), and (iv) for general corporate purposes in amount up to $40,000,000.00.
7.05 Consolidated Total Indebtedness to Total Capital. Permit the ratio of Consolidated Total Indebtedness (excluding Debt of the Borrower’s Unrestricted Subsidiaries) (it being understood that “Consolidated Total Indebtedness” does not include pension liabilities) to Total Capital (excluding the Net Worth of Unrestricted Subsidiaries) to be greater than 0.65:1.00.
7.06 Unrestricted Subsidiary Investment. Make or maintain any investment in common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee or otherwise become liable with respect to any obligations of, or make or permit to exist any investment or any other interest in, any Unrestricted Subsidiary other than up to $750,000,000 of investment in Unrestricted Subsidiaries after the Closing Date.
Article VIII.
EVENTS OF DEFAULT AND REMEDIES
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)Non-Payment. The Borrower shall fail to pay (i) any amount of principal of any Loan when due; (ii) any interest on any Loan when due and such failure shall remain unremedied for five days; or (iii) within ten days after the same becomes due and the Borrower shall have received written notice thereof from the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants.
(i)The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(e), 6.02, 6.05, or Article VII; or
(ii)The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a) or (b) or 6.04 and such failure continues for 30 days after a Responsible Officer of the Borrower becomes aware or, through the exercise of reasonable diligence, should have become aware of such failure; or
(c)Other Defaults. The Borrower shall have failed to perform or observe any other covenant or agreement (not specified in subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
(e)Payment of Debt. The Borrower or any of its Restricted Subsidiaries shall (i) fail to make any principal payment on account of any Debt (excluding the Obligations) or Hedging Arrangement of the Borrower or such Restricted Subsidiary (as the case may be) having an outstanding principal amount (or notional amount in the case of a Hedging Arrangement) individually or in the aggregate that exceeds $200,000,000 (including any interest or premium thereon), when due (whether at scheduled maturity, upon required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedging Arrangement, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt (but not including Hedging Arrangements) when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such

Debt; or any such Debt that aggregates to more than $200,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment and other than as a consequence of the sale, pledge or other disposition by the Borrower of Margin Stock), prior to the stated maturity thereof; or
(f)Insolvency Proceedings, Etc. (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period in excess of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)Judgments. A final judgment or order known to the Borrower for the payment of money in excess of $200,000,000, or its equivalent in another applicable currency (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage), or any other final non-monetary judgment otherwise having a Material Adverse Effect, shall be rendered against the Borrower or any Restricted Subsidiary and not paid and either (i) enforcement proceedings shall have been commenced upon such judgment or order and such proceedings are not being contested in good faith or (ii) a stay of enforcement of such judgment or order or similar relief, by reason of a pending appeal or otherwise, shall not be in effect with respect to such judgment or order for any period of 30 consecutive days; provided that the circumstances described in clause (i) or (ii) above, as to such a judgment or order which is rendered by any foreign Governmental Authority in an amount not exceeding the Dollar Equivalent of $200,000,000 and which has not been confirmed in any way by any Governmental Authority in the United States shall not give rise to any Event of Default under this subsection (g) if the Lenders shall have been furnished (promptly after the Borrower shall have knowledge of the commencement of any such proceedings or any such 30 day period and promptly upon obtaining knowledge of any material change in such circumstances) with a copy (certified by a Responsible Officer of the Borrower) of a resolution adopted by the board of directors or a committee of the board of directors of the Borrower to the effect that, having considered the advice of counsel, it has been determined to be in the best interests of the Borrower to permit such circumstances to exist and directing the appropriate officers of the Borrower to notify the Lenders of all material developments relating to such judgment or order (including any significant modification of such determination); or
(h)ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan for which a statutory or class exemption is not available or a private exemption therefore has not previously been obtained, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Single Employer Plan, whether or not any funding deficiency related thereto is waived, (iii) a Reportable Event shall occur with respect to any Single Employer Plan, or proceedings shall commence to have any Single Employer Plan terminated or to have a trustee appointed, or a trustee shall be appointed, to administer any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA at a time when such Single Employer Plan’s liabilities exceed its assets, (iv) any Single Employer Plan shall terminate in a “distress termination” (as defined in Section 4041(c) of ERISA) or (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any tax, penalty or other liabilities in the aggregate in excess of $200,000,000; or
(i)Invalidity of Loan Documents. Any provision of this Agreement or any material provision of any other Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(j)Change of Control. There occurs any Change of Control of the Borrower;
then, and in every such event (other than an event with respect to the Borrower or any Material Subsidiary described in subsection (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any of the following actions, at the same or different times: (i) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated; (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) above with respect to the Borrower or any Material Subsidiary, the Commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
Article IX.
ADMINISTRATIVE AGENT
9.01 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan

Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final nonappealable judgment).
9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final nonappealable judgment) in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Affiliates.
9.04 Reliance by Administrative Agent.
(a)The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation (including any electronic message, posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all the Lenders if applicable and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders or all the Lenders if applicable otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.01(d), (e), (f), (g) or (j) unless and until written notice thereof stating that it is a “notice under Section 6.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or (ii) notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its respective Affiliates which may come into the possession of any Agent-Related Person.
9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata based on the applicable Pro Rata Shares (at the time the claim was asserted), and hold harmless the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Administrative Agent or any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided, further, however, that no action taken in accordance with the directions of the Required Lenders or all the Lenders if applicable shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
9.08 Administrative Agent in its Individual Capacity. JPMorgan Chase Bank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and their respective Affiliates as though JPMorgan Chase Bank, N.A. were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank, N.A. or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or any such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank, N.A. in its individual capacity.
9.09 Successor Administrative Agent.
(a)The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, the appointment of which successor administrative agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.
(b)Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
9.10 Other Agents, Lead Arrangers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “Joint Bookrunner”, “Joint Lead Arranger”, “Co-Syndication Agent” or “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent or any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
9.12 Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04 and Section 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.13 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the

Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.14 Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on

IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approve distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.15 Erroneous Payments.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 9.15 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in the case of clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purposes of satisfying an Obligation.

(d)Each party’s obligations under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Article X.
MISCELLANEOUS
10.01 Amendments, Etc. Except as provided in Section 3.03(b) and Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, do any of the following:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; provided that a change to any financial or other covenant or representation and warranty or waiver of an Event of Default shall only require the consent of the Required Lenders;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that (i) only the consent of the Required Lenders and the Borrower shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and (ii) any amendment entered into pursuant to the terms of Section 3.03(b) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (c);
(d)change the definition of “Required Lenders” or the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;
(e)change the Pro Rata Share of any Lender (except for any such change resulting from Section 3.06(b) or Section 10.15) or a Lender’s right to receive its Pro Rata Share of payments or proceeds under Sections 2.11 and 2.12; or
(f)amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all the Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
10.02 Notices and Other Communications; Facsimile Copies; General. Unless otherwise expressly provided herein, all notices, requests, demands, consents and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address (i) specified for notices on Schedule 10.02 in the case of the Borrower or the Administrative Agent, (ii) set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender, in the case of any other Lender, or (iii) in the case of the Borrower or the Administrative Agent as shall be otherwise designated by such party in a notice to the other parties, and in the case of any other party, as shall be otherwise designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
(a)Effectiveness of Facsimile/PDF Documents and Signatures. Subject to the terms of Section 10.11, the Loan Documents may be transmitted and/or signed by facsimile or by electronic mail in pdf form. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(b)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each

Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(c)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such non-duplicative costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The Borrower shall not be required to pay the fees and expenses of more than one counsel for the Administrative Agent or any Lender under clause (b) of this section unless the employment of separate counsel has been authorized by the Borrower (such authorization not to be unreasonably withheld or delayed). The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.
10.05 Indemnification by the Borrower.
(a)Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any of its Affiliates or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or replacement of the Administrative Agent or the replacement of any Lender) be asserted or imposed by the Borrower, any of its Affiliates or any other Person against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments or the use or contemplated use of the proceeds of any Credit Extension; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; and (e) any civil penalty or fine assessed by any governmental authority that administers Sanctions against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates any Sanctions (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification from the Borrower (i) for any claim caused by its own gross negligence, bad faith or willful misconduct, or that of any of its Affiliates, officers, employees, advisors, or agents, as determined by a court of competent jurisdiction by final nonappealable judgment, or (ii) for any loss or Indemnified Liabilities asserted against it by another Indemnitee, so long as such loss or Indemnified Liability does not involve an act or omission by either the Borrower or any of its respective affiliates and are not brought against such Indemnitee in such capacities as an agent, arranger, or similar role under this Agreement. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all other Obligations. In no case shall the Borrower be required to indemnify an Indemnitee in respect of any indirect or special or consequential damages, except to the extent any such damages are paid or payable by an Indemnitee. This Section 10.05(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)The Administrative Agent and each Lender agree that if any investigation, litigation, suit, action, or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any other Indemnitee for which the Administrative Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall, to the extent permitted or practicable, promptly notify the Borrower thereof in writing; provided that any failure on the part of the Administrative Agent or any Lender to provide such notice shall not be deemed a waiver of the rights of the Administrative Agent or any such Lender to seek indemnity from the Borrower in respect of any such investigation, litigation, suit, proceeding or action. The Borrower shall not be required to pay the fees and expenses of more than one counsel for the Indemnitees in respect of any single action, suit or proceeding unless the employment of separate counsel has been authorized by the Borrower (such authorization not to be unreasonably withheld or delayed, provided that such authorization shall be deemed to have been given during the existence of a Default or Event of Default), or unless any Indemnitee is advised by its counsel that there may be defenses available to it which are not available to the other Indemnitees or that there is a reasonable likelihood of a conflict between its interests and those of the other Indemnitees.
(c)To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the “Lender-Related Persons”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.05(c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.05(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d)Each Lender severally agrees to pay any amount required to be paid by the Borrower under Section 10.05(a) to any Indemnitee (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), and agrees to indemnify and hold each Indemnitee harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.
10.07 Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as expressly permitted under Section 7.02) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 10.04 and 10.05); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Upon its receipt of a duly executed Assignment and Acceptance, the Administrative Agent shall notify the Borrower and the Lenders of the effective date thereof.

(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are in the business of making and/or investing in commercial loans (other than to Disqualified Institutions) (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
(e)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under U.S. Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)A Participant shall not be entitled to receive any greater payment under this Agreement than the Lenders would have been entitled to receive under similar circumstances, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Person if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.01(f) and 3.09 as though it were a Lender.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.07(b)), the Borrower shall be deemed to have given its consent ten Business Days after the date written notice thereof has been delivered by the assigning Lender to the Borrower (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth Business Day (except that there shall be no deemed consent with respect to assignment to a Disqualified Institution).
(i)As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (1) the Administrative Agent and (2) unless an Event of Default specified in clauses (a) or (f) of Article VIII has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that no Disqualified Institution, no Defaulting Lender or its Parent Company and none of the Borrower, any Subsidiary of the Borrower, or any Affiliate of the Borrower or any Subsidiary of the Borrower or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof shall be an Eligible Assignee.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(j)[Intentionally Omitted].
(k)Disqualified Institutions.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (x) post the list of Disqualified

Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (y) provide the DQ List to each Lender or potential Lender requesting the same.
(v)The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) as is required in the good faith view of the Administrative Agent or the Lenders, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates, or (j) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such Lender or its Affiliates (including any self-regulatory authority). For the purposes of this Section, “Information” means all information received from the Borrower or its representatives relating to the Borrower, its Subsidiaries or their business, other than (i) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (iii) the DQ List (which may be disclosed to any assignee or Participant, or prospective assignee or Participant). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll deposits and deposits held in a bona fide custodial or fiduciary capacity for Persons not Affiliates of the Borrower) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary

Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid.
10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15 Removal and Replacement of Lenders.
(a)If (i) any Lender is a Defaulting Lender, (ii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of Required Lenders shall have been obtained but the consent of one or more other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained or (iii) under any other circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (1) remove such Lender by terminating (on a non-ratable basis) such Lender’s Commitment or (2) replace such Lender by causing such Lender to assign its

Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that (w) if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01, 3.04 or 3.07, (x) if the Borrower elects to exercise such right with respect to any Non-Consenting Lender, it shall be obligated to replace all other Lenders whose consent was required but not obtained with respect to the applicable amendment, modification, termination, waiver or consent and (y) the Borrower shall, or shall cause the assignee Lender to, as a condition to such replacement or removal, (1) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), and (2) release such Lender from its obligations under the Loan Documents. Each party hereto agrees that any assignment required pursuant to this Section 10.15(a) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and Pro Rata Shares resulting from any such removal or replacement.
(b)In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.
(c)This Section shall supersede any provision in Section 10.01 to the contrary.
10.16 Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND

BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A).
(c)THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE (WHICH IF NOT MADE BY PERSONAL SERVICE SHALL ALSO BE COPIED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02.
10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.18 Waiver of Right to Consequential Damages.
(a)Except as specifically permitted pursuant to Section 10.05, to the extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.
(b)Neither the Borrower nor any Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Approved Electronic Platform, except as a result of the Borrower’s or such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.20 Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations. The Borrower shall, and shall cause the Borrower to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.
10.21 Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Latham & Watkins LLP, 330 North Wabash Avenue, Chicago, Illinois 60611. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 4.01, to the Administrative Agent, c/o Latham & Watkins LLP, 330 North Wabash Avenue, Chicago, Illinois 60611. All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.
10.22 [Intentionally Omitted].
10.23 [Intentionally Omitted].
10.24 [Intentionally Omitted].
10.25 Unrestricted Subsidiaries. After the Closing Date, the Borrower shall have the right to designate any Subsidiary from time to time as an “Unrestricted Subsidiary” for purposes of this Agreement, within 30 days after the creation or acquisition of such Subsidiary, by giving written notice thereof to the Administrative Agent so long as no Default or Event of Default has occurred and is continuing or, after giving pro forma effect thereto, would result therefrom (including under Section 7.05). The Borrower may redesignate any Unrestricted Subsidiary as a Restricted Subsidiary so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary.
10.26 No Advisory or Fiduciary Responsibility. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.
10.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Arrangements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
L3HARRIS TECHNOLOGIES, INC.,
as Borrower
By:    /s/ Arthur Lim
Name: Arthur Lim
Title: Vice President, Investments and Treasury

[SIGNATURE PAGE TO LOAN AGREEMENT]

JP MORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender
By:    /s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Executive Director

[SIGNATURE PAGE TO LOAN AGREEMENT]

BANK OF AMERICA, N.A.
as a Lender
By:    /s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Director

[SIGNATURE PAGE TO LOAN AGREEMENT]

MIZUHO BANK, LTD.,
as a Lender
By:    /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[SIGNATURE PAGE TO LOAN AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By:    /s/ Alkesh Nanavaty
Name: Alkesh Nanavaty
Title: Executive Director

[SIGNATURE PAGE TO LOAN AGREEMENT]

THE TORONTO-DOMINION BANK NEW YORK BRANCH,
as a Lender
By:    /s/ David Perlman
Name: David Perlman
Title: Authorized Signatory
[SIGNATURE PAGE TO LOAN AGREEMENT]

CITIBANK, N.A.,
as a Lender
By:    /s/ Lauren Portnoi
Name: Lauren Portnoi
Title: Vice President and Director
[SIGNATURE PAGE TO LOAN AGREEMENT]

THE BANK OF NOVA SCOTIA,
as a Lender
By:    /s/ Catherine Jones
Name: Catherine Jones
Title: Managing Director
[SIGNATURE PAGE TO LOAN AGREEMENT]

SCHEDULE 2.01
Commitment Amounts

Lender	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$390,000,000
Bank of America, N.A.	$390,000,000
Mizuho Bank, Ltd.	$390,000,000
Sumitomo Mitsui Banking Corporation	$390,000,000
The Toronto-Dominion Bank, New York Branch	$390,000,000
Citibank, N.A.	$150,000,000
The Bank of Nova Scotia	$150,000,000
TOTAL	$2,250,000,000

SCHEDULE 5.06
LITIGATION

SCHEDULE 10.02
LENDING OFFICES,
ADDRESSES FOR NOTICES

EXHIBIT A
FORM OF TERM LOAN NOTICE

A-1

EXHIBIT B
[INTENTIONALLY OMITTED]
B-1

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

D-1

EXHIBIT E
[INTENTIONALLY OMITTED]

E-1

EXHIBIT F-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-1-1

EXHIBIT F-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Participant Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-2-1

EXHIBIT F-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

F-3-1

EXHIBIT F-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Recipients That Are Partnerships For U.S. Federal Income Tax Purposes)

F-4-1